Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Michael R. Dougherty	Nicole McLane (610) 889-9788
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS

YEAR END 2004 FINANCIAL RESULTS

EXTON, Pa., March 1, 2005 — Adolor Corporation (NASDAQ: ADLR) today reported financial results for the year and fourth quarter ended December 31, 2004.

For the twelve months ended December 31, 2004, the Company reported a net loss of $43.6 million or $1.12 per basic and diluted share, compared to a net loss of $51.2 million or $1.57 per basic and diluted share for the same period in 2003. For the three months ended December 31, 2004, the Company reported a net loss of $11.6 million or $0.30 per basic and diluted share, compared to a net loss of $14.5 million or $0.41 per basic and diluted share in the three months ended December 31, 2003.

“In 2004, we made significant progress towards our goal of becoming a fully integrated biopharmaceutical company,” stated Bruce A. Peacock, president and chief executive officer of Adolor. “We were proud to submit our first NDA to the Food and Drug Administration in June for our lead product, Entereg (TM), in the management of postoperative ileus. The FDA accepted the Entereg NDA for review in September, which triggered the receipt of a $10.0 million milestone payment from GlaxoSmithKline.”

“Further, GSK advanced Entereg’s development in additional indications and we are awaiting data from Phase 2 studies in chronic OBD and chronic constipation,” continued Mr. Peacock. “Our R&D group continued to make progress in the sterile lidocaine patch and analgesic discovery research programs. We ended 2004 with approximately $162.3 million in cash and investments.”

Contract revenues for the twelve months ended December 31, 2004 were $25.5 million compared to $20.7 million in the same period in 2003. This increase is primarily due to the recognition of $10.0 million in milestone revenue received from Glaxo Group Limited (“Glaxo”) in 2004, partially offset by a reduction in cost reimbursement revenues relating to a decrease in expenses incurred by us which are reimbursable by Glaxo under the collaboration agreement. Contract revenues for the three months ended December 31, 2004 were $4.4 million, compared to $4.1 million in the same period of 2003.

Research and development expenses in the twelve months ended December 31, 2004 were $48.8 million, compared to $56.7 million for the same period in 2003. This decrease was primarily due to decreases in costs related to the clinical testing of Entereg(TM) (alvimopan), as well as decreases in manufacturing development expenses, offset partially by an increase in license fees. Research and development expenses in the three months ended December 31, 2004 were $10.7 million, compared to $13.4 million for the same period in 2003. This decrease was primarily due to decreases in manufacturing development costs.

Marketing, general and administrative expenses increased to $22.9 million in 2004 from $17.6 million in 2003. Marketing, general and administrative expenses increased to $6.0 million in the three months ended December 31, 2004 from $5.6 million in the same period in 2003. These increases were principally due to increased marketing-related expenses associated with a potential launch of Entereg(TM), and increased personnel expenses and professional fees.

As of December 31, 2004, the Company had approximately $162.3 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg(TM)(alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg(TM) is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain, as well as being developed for treating chronic constipation in patients not using opioids. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg(TM). Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for Entereg(TM), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the results from other clinical trials of Entereg(TM), including the GSK Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the FDA will not meet the PDUFA target action date for the Entereg(TM) NDA; the risk that the results of Study 001 do not support a submission of a marketing approval application for Entereg(TM) in Europe; the risk that the GSK OBD studies and GSK chronic constipation study are not positive; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE TWELVE MONTHS ENDED DECEMBER 31,		FOR THE THREE MONTHS ENDED DECEMBER 31,
	2004	2003	2004	2003
REVENUES
Contract revenues	$25,541,627	$20,726,637	$4,405,546	$4,121,426

OPERATING EXPENSES
Research and development	48,765,515	56,653,827	10,665,864	13,427,426
Marketing, general and administrative	22,870,535	17,648,178	6,011,738	5,638,694

Total operating expenses	71,636,050	74,302,005	16,677,602	19,066,120

Loss from operations	(46,094,423)	(53,575,368)	(12,272,056)	(14,944,694)
Interest income and other, net	2,507,939	2,369,149	687,784	397,379

Net loss	$(43,586,484)	$(51,206,219)	$(11,584,272)	$(14,547,315)

Basic and diluted net loss per share	$(1.12)	$(1.57)	$(0.30)	$(0.41)

Shares used in computing basic and diluted net loss per share	38,923,681	32,585,928	39,077,280	35,534,010

			BALANCE SHEET DATA (Unaudited)
			DECEMBER 31, 2004	DECEMBER 31, 2003
Cash, cash equivalents and short-term investments			$162,323,525	$210,174,491
Working capital			149,081,261	195,530,951
Total assets			178,103,385	224,663,741
Total stockholders’ equity			123,159,917	165,278,934